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                                                                   EXHIBIT 10.14


[LOGO OF INTERLINK]

January 16, 1996


Ms. Barbara Booth-Ross
46035 Konohiki Street, #3862
Kaneohe, HI 96744

Dear Barb,

On behalf of Interlink Computer Sciences Inc., it gives me great pleasure to extend you an offer for the position of Vice President, R&D and Customer Services. In this position you will be an officer of the company and a member of our senior management team. You will be covered by an Indemnification
Agreement and a Management and Key Employee Cash Bonus Agreement. Both these documents are attached.

As a full-time, salaried employee of Interlink, you will be eligible for a full range of benefits including Company paid life, health, dental and vision insurances.

Your compensation will consist of the items below:

Base Salary:            $11,667 per month, payable semi-monthly

Stock Options:          Upon approval by the Board of Directors, you will be
                        granted an option to purchase 85,000 shares of the company's common stock at the option price that is effective at the time of grant. These options will vest at 1/48 per month with a 9 month cliff vesting waiting period. In the tenth month of your employment you will vest 10/48 of your option.

Bonuses: You will be eligible to receive bonuses for the remainder of FY96 (through July 31, 1996) for completion of specific objectives. These bonuses are payable according to the following:

                        Meet or exceed Q3 operating plan - $3,267
                        Meet or exceed Q4 operating plan - $4,900
                        Exceed operating plan by 10% - $3,500

                        These bonuses are payable quarterly upon achievement of the objectives.

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Transportation:         The Company will pay for coach class air fare to
                        relocate you and your dependents to the Bay Area.


Relocation Costs:       The Company will pay relocation costs up to $10,000 to
                        assist you in moving to the Bay Area. You will need to sign the enclosed Employee Relocation Agreement.

Because interlink's proprietary and confidential information are among the Company's most important assets, we must ask, as a condition of your employment with Interlink, that you sign the enclosed Non-Disclosure Agreement and return it along with a signed copy of this letter to me as soon as possible. Also attached is an I-9 form. Please complete section 1 and bring it as well as the appropriate documents as listed in Section 2 with you on your first day of work. Section 2 of the form will be completed by the Personnel Department. This form is required for employment by the Immigration & Naturalization Service.

Employment at Interlink is at the mutual consent of the employee and the Company. Accordingly, either you or the Company can terminate the employment relationship at will, without cause. In the event of such a termination, other than voluntary resignation, you will receive a severance package equal to three month's base salary, unless you find other employment.

Please sign this letter to indicate your acceptance. You should plan your start date to be determined week of February 7th.

Sincerely,

INTERLINK COMPUTER SCIENCES, INC.

/s/ Charles W. Jepson

Charles W. Jepson
President & CEO

                                      Agreed to and accepted by:

                                      /s/ Barbara Booth-Ross
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                                          Barbara Booth-Ross

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                                                  Date